Exhibit I

Execution Version

BACK YARD BURGERS, INC.

1657 Shelby Oaks Dr. N. Ste. 105

Memphis, Tennessee 38134

September 1, 2006

Cherokee Advisors, LLC and BBAC, LLC

    c/o Reid M. Zeising

3060 Peachtree Road NW, Suite 1410

Atlanta, Georgia 30305

Confidentiality Agreement

Gentlemen:

In connection with your consideration of a possible transaction (“Transaction”) with Back Yard Burgers, Inc. (together with its subsidiaries, the “Company”), the Company has requested that Cherokee Advisors, LLC and BBAC, LLC (collectively referred herein to as “you” or “BBAC”) enter into this confidentiality agreement (this “Agreement”), which shall govern your right to use, or to furnish to selected third parties, certain non-public information regarding the Company or the Transaction. All of this information (whether written or oral) furnished by the Company to you or your affiliates, directors, officers, employees, advisors, agents, “controlling persons” (within the meaning of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), financial advisors, and potential debt or equity financing sources (such affiliates and other persons of the Company or BBAC (as applicable) being referred to collectively as “Representatives”) in connection with your consideration of a Transaction, and any notes, analyses, compilations, forecasts, studies or other documents prepared by you or any of your Representatives which contain or reflect any such information, is referred to as “Evaluation Material.” The term “Evaluation Material” does not, however, include any information which at the time of disclosure or thereafter (i) is generally known by the public (other than as a result of its disclosure by you or your Representatives in violation of the terms of this Agreement); (ii) is known or available to you on a non-confidential basis from a source (other than the Company) who, insofar as is known to you after reasonable inquiry, is not prohibited from transmitting the information to you or your Representatives by a contractual, legal, fiduciary or other obligation, or (iii) is otherwise independently developed by you or your Representatives.

In consideration of the mutual promises and covenants contained herein, you and the Company hereby agree as follows:

1.

Subject to paragraph 3 hereof, the Evaluation Material will be used solely for the purpose of evaluating a Transaction with the Company involving you or your affiliates and will not be used in any other manner, and unless and until you have completed a Transaction pursuant to a definitive written agreement between you or any affiliate and the Company, the Evaluation Material will be kept strictly confidential by you and your Representatives and not disclosed in any manner, except that the Evaluation Material or portions may be disclosed to those of your Representatives who need to know this information for the purpose of evaluating a Transaction with the Company (it being understood that prior to this disclosure your Representatives shall be informed of the confidential nature of the Evaluation Material and shall agree to be bound by this Agreement). In any event, you agree to be responsible for any breach of this Agreement by your Representatives and you agree, at your expense, to take all reasonable measures to restrain your Representatives from prohibited or unauthorized disclosure or use of the Evaluation Material. The Company agrees to be responsible for any breach of this Agreement by its Representatives.

2.	Subject to paragraph 3 hereof, and except as required by law or the rules or regulations of any applicable securities exchange, neither you nor your Representatives will, without the prior written consent of the Company, disclose to any other person either the fact that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to any possible Transaction, including its status, or the fact that the Evaluation Material has been made available to you or your Representatives (all of the foregoing being deemed to constitute Evaluation Material). Except as required by law or the rules or regulations of any applicable securities exchange and except as may be disclosed in any report or schedule you file with or submit to the Securities and Exchange Commission or any public statement made by you, neither the Company nor any of its Representatives will, without the prior written consent of BBAC, disclose to any person any of the terms or conditions of a possible Transaction with BBAC. As used in this Agreement, the term “person” shall be broadly interpreted to include the media and any corporation, company, joint venture, partnership, trust, individual or other legal entity, including any governmental authority.

3.

In the event that you or any of your Representatives are requested or required by interrogatories, requests for information or documents, subpoena, civil investigative demand or similar legal process to disclose any of the Evaluation Material, it is agreed that you or that Representative, as the case may be, will provide the Company with prompt written notice of each request so that the Company may seek an appropriate protective order or other appropriate remedy and/or waive your or the Representative’s compliance with the provisions of this Agreement, and you will reasonably cooperate with the Company, at the Company’s sole expense, to obtain a protective order or other remedy. In the event that a protective order or other remedy is not obtained or that the Company grants a waiver hereunder, you or the Representative may furnish only that portion of the Evaluation Material which you or the Representative are legally compelled to disclose and will exercise your and, if applicable, the Representative’s commercially reasonable efforts to obtain reliable assurance that confidential treatment (if possible) will be accorded any Evaluation Material so furnished.

4.	Except as may be provided in a definitive written agreement between you and the Company, (i) you understand and acknowledge that neither the Company nor any of its Representatives is making any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material, and (ii) neither the Company nor any of its Representatives shall have any liability to you or any other person (including any of your Representatives) resulting from your use of the Evaluation Material.

5.	You agree that no contract or agreement providing for a Transaction will be deemed to exist between the Company and you unless and until a definitive written agreement has been executed and delivered by the Company and you. Except to the extent expressly provided herein, you agree that, unless and until a definitive written agreement between the Company and you with respect to the Transaction has been executed and delivered, neither the Company nor any of its Representatives will have any legal obligation or liability of any kind with respect to the Transaction by virtue of this Agreement or any other written or oral expression with respect to the Transaction by the Company or any of its Representatives. For the purposes of this Agreement, a “definitive written agreement” does not include a term sheet or an executed letter of intent or any other preliminary written agreement, nor does it include any written or oral acceptance of any offer or bid.

6.	Title to the Evaluation Material shall remain in the Company, and no license, intellectual property right or other right in or to any of the Evaluation Material is granted or implied by this Agreement. Upon request of the Company at any time, or if you determine that you do not wish to proceed with the Transaction, or the Transaction is not consummated by you, you will promptly deliver to the Company, at your expense, or destroy all of the Evaluation Material, including all copies, reproductions, summaries, analyses or extracts thereof or based thereon in the possession of you or any of your Representatives, and confirm to the Company in writing that this delivery or destruction has taken place. Notwithstanding any such destruction or return, all Evaluation Material, including oral Evaluation Material, will continue to be subject to the terms of this Agreement for a period of one year from the date hereof.

7.

Until the earliest of (i) the execution by you of a definitive agreement providing for a Transaction or (ii) sixty (60) days from the date of this Agreement (the “Exclusivity Period”), you agree not to initiate or maintain contact (except for those contacts made to the Company’s Board of Directors and its Representatives in connection with a Transaction and other contacts made in the ordinary course of business) in connection with any possible Transaction with any officer, director, employee, agent or franchisee of the Company or its subsidiaries regarding its business, operations, prospects or finances, except with the express written permission of the Company. You further agree that for a period of six (6) months from the date hereof you will not hire or solicit for hire any of the officers or key or managerial employees of the Company or its subsidiaries; provided, however, that this restriction shall not apply to any solicitation or hiring of any such employee (i) who initially contacted you on his or her own initiative without any solicitation by you; (ii) in response to a solicitation directed at the public in general through advertisement or similar means not targeted specifically at such employee or the Company; or (iii) in connection with your consummation of any Transaction with the Company or any Transaction which results in your acquiring a majority of the assets or voting stock of the Company.

8.	You hereby acknowledge that you are aware (and that your Representatives who are apprised of this matter have been or will be advised) that United States securities laws restrict persons with material non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of that company, or from communicating that information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.	You acknowledge that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by you or your Representatives and that any breach would cause the Company irreparable harm. Accordingly, you agree that, in the event of any breach or threatened breach of this Agreement, the Company, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to seek equitable relief, including injunctive relief and specific performance. In the event of litigation relating to this Agreement, whether at law or in equity, upon issuance of a final nonappealable judgment or order by a court of competent jurisdiction, then the prevailing party shall be entitled to receive from the non-prevailing party the reasonable costs and expenses (including reasonable legal fees and expenses) incurred by such prevailing party in connection with the litigation, including any appeal.

10.

The validity and interpretation of this Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware applicable to agreements made and to be fully performed therein (excluding the conflicts of laws rules). Both parties irrevocably and unconditionally submit to the jurisdiction of any court of the State of Delaware and of any court of the United States of America located in the State of Delaware, for the purpose of any action, suit or other proceeding arising out of this Agreement or any of the transactions contemplated hereby, and further agree that service of process, summons, notice or document by U.S. registered mail to its address set forth in this Agreement will be effective service of process for any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby. Both parties hereby also irrevocably and unconditionally waive any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in the courts of the State of Delaware or the courts of the United States of America located in the State of Delaware, and both parties hereby irrevocably and unconditionally waive and agree not to plead or claim in any such court that any action, suit or proceeding has been brought in an inconvenient forum.

11.	The benefits of this Agreement shall inure to the respective permitted successors and assigns of the parties hereto, and the obligations and liabilities assumed in this Agreement by the parties hereto shall be binding upon their respective permitted successors and assigns.

12.	Each of BBAC and the Company hereby represents and warrants to the other party that this letter agreement has been duly authorized, executed and delivered by an authorized officer or representative and is enforceable in accordance with its terms.

13.	Any assignment of this letter agreement by you without our prior written consent shall be void.

14.	If it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that any term or provision of this Agreement is invalid or unenforceable, (i) the remaining terms and provisions shall be unimpaired and shall remain in full force and effect and (ii) the invalid or unenforceable provision or term shall be replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

15.	This Agreement embodies the entire agreement and understanding of the parties and supersedes any and all prior agreements, arrangements and understandings relating to the matters provided for in the Agreement. No amendment or supplement or modification or waiver of any provision shall be binding or effective unless the same is set forth in writing signed by a duly authorized officer of the Company and you expressly so amending, supplementing, modifying or waiving this Agreement or any provision.

16.	For the convenience of the parties, any number of counterparts of this Agreement may be executed by the parties. Each such counterpart shall be, and shall be deemed to be, an original instrument, but all such counterparts taken together shall constitute one and the same Agreement.

17.	Both parties agree that no failure or delay by any party in exercising any right, power or privilege will operate as a waiver, nor will any single or partial exercise preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this Agreement.

Kindly execute and return one copy of this Agreement which will constitute our agreement with respect to the subject matter hereof.

Very truly yours, Back Yard Burgers, Inc.

By:	Lattimore M. Michael
Title:	Chairman

/s/ Lattimore M. Michael
(Signature)

Confirmed and Agreed to

    this 1st day of September, 2006

Cherokee Advisors, LLC

By:	Reid M. Zeising
Title:	Chairman

/s/ Reid Zeising
(Signature)

BBAC, LLC

By:	Reid M. Zeising
Title:	Chairman

/s/ Reid Zeising
(Signature)